EMPLOYMENT AGREEMENT

     This Employment Agreement is dated as of _______, 1995 and is between Merisel, Inc. (the "Company"), a Delaware corporation, and the undersigned executive officer of the Company ("Executive").

     Executive and the Company desire to set forth certain
of the terms and conditions governing Executive's employment
by the Company.   Accordingly, Executive and the Company
hereby agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     (a) "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services. "Biweekly Base Salary" shall mean one-twenty-sixth (1/26) of the Base Salary at the time in question.

     (b) "Company" shall mean Merisel, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

     (c) "CEO Event" shall mean if Michael D. Pickett, in his capacity as the Chief Executive Officer of the Company is terminated by the Board of Directors.

     (d) "Covered Termination" shall mean any cessation of the Executive's employment by the Company that occurs prior to a CEO Event other than as a result of (i) Termination for Cause or (ii) Executive's death or permanent disability.

     (e) "CEO Covered Termination" shall mean any cessation of the Executive's employment by the Company that occurs after a CEO Event other than as a result of (i)
Termination for Cause, (ii) Executive's death or permanent disability, or (iii) Executive's resignation without Good
Reason (as hereinafter defined).

     (f) A resignation by Executive shall be with "Good Reason" if after a CEO Event (i) there has been a material reduction in Executive's job responsibilities from those that existed immediately prior to the CEO Event, it being understood that a mere change in title alone shall not constitute a material reduction in Executive's job responsibilities, (ii) without Executive's prior written approval, the Company requires Executive to be based anywhere other than the Executive's then current location, it being understood that required travel on the Company's business to an extent consistent with Executive's business travel obligation prior to the CEO Event does not constitute "Good Reason", (iii) there is a reduction in Executive's Base Salary from that in effect on the date hereof or as the same may be increased from time to time, except that an across-the-board reduction in the salary level of all of the

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Company's executive officers in the same percentage amount
as part of a general salary level reduction shall not constitute "Good Reason," or (iv) a successor to all or substantially all of the business and assets of the Company fails to furnish Executive with the assumption agreement required by Section 8 hereof; provided, however, that if the Company elects to take one of the actions described in the foregoing clauses (i), (ii), or (iii) in lieu of a Termination of the Executive for Cause, then if the Executive subsequently resigns as a result of such action being taken such resignation shall not be for "Good Reason."

     (g) "Termination for Cause" shall mean if the Company terminates Executive's employment for any of the following reasons: Executive misconduct (misconduct includes, but is not limited to, physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or sexual harassment of another Associate by Executive); poor job performance; excessive absenteeism; abuse of sick time; creating or contributing to unsafe working conditions; violation of company policy; or Executive conviction for or a plea of nolo contendere by Executive to a felony or any crime involving moral turpitude.

     (h) "Benefit Period" shall mean a period of one year commencing with the day next following the effectiveness of a Termination Event.

     (i)  "Expiration Date" shall mean August 15, 1998.

     (j)    "Termination Event" shall mean any Covered
Termination or CEO Covered Termination.

     2. "AT-WILL" EMPLOYMENT. Subject to the express provisions of this Agreement, the Company shall have no obligation to retain or continue Executive as an employee and Executive's employment status as an "at-will" employee of Company is not affected by this Agreement.

     3. Covered Termination. If a Covered Termination shall occur on or before the Expiration Date and if Executive is not otherwise eligible to receive compensation under Section 4 below:

     (a) The Company shall promptly pay Executive all salary and other compensation, including unused vacation pay, earned by him or her through the effective date of such Covered Termination;

     (b) During the Benefit Period, the Company shall pay to Executive, every two weeks in accordance with Company' standard payroll practices, Executive's Biweekly Base Salary immediately prior to the effective date of such Covered Termination. In the event that Executive dies during such Benefit Period, Company agrees that it shall pay any payments remaining unpaid under this Section 3(b) as a death benefit to Executive's estate on the same terms;

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     (c)  Company shall make a lump sum payment to Executive
within two weeks of the effective date of the Covered Termination equal to the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the Covered Termination;

     (d) Company will reimburse Executive for the cost of Executive's COBRA payments under Company's health insurance plans during the Payment Period. The amount of such reimbursement will be grossed up so that Executive will receive an amount equal to the COBRA payments, after taking into account all applicable taxes; and

     (e)  Company will recommend to the Company's Option
Committee for such Option Committee to cause the next installment of unvested options to purchase the stock of the Company previously granted to Executive to vest as of the date of such Covered Termination.

     4. CEO Covered Termination. If a CEO Event shall occur on or before the Expiration Date and if a CEO Covered
Termination shall occur within one year after the CEO Event:

     (a) The Company shall promptly pay Executive all salary and other compensation, including unused vacation pay, earned by him or her through the effective date of such CEO Covered Termination;

     (b) During the Benefit Period, the Company shall pay to Executive, every two weeks in accordance with Company' standard payroll practices, Executive's Biweekly Base Salary immediately prior to the effective date of such CEO Covered
Termination.   In the event that Executive dies during such
Period, Company agrees that it shall pay any payments remaining unpaid under this Section 4(b) as a death benefit to Executive's estate on the same terms.

     (c) Company shall make a lump sum payment to Executive within two weeks of the effective date of the CEO Covered Termination equal to the average of the annual performance bonus received by the Executive over the three year period preceding the effective date of the CEO Covered Termination;

     (d) Company will reimburse Executive for the cost of Executive's COBRA payments under Company's health insurance plans during the Payment Period. The amount of such reimbursement will be grossed up so that Executive will receive an amount equal to the COBRA payments, after taking into account all applicable taxes; and

     (e)  Company will recommend to the Company's Option
Committee for such Option Committee to cause all unvested options to purchase the stock of the Company previously granted to Executive to vest as of the date of such CEO
Covered Termination.

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      5.  Withholding.  Company shall deduct from all
payments paid to Executive under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

     6. Mitigation. Executive shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, unless the Company in its sole discretion determines that Executive's choice of new employer following the Termination Event is detrimental to the Company. Executive shall not be entitled to payment hereunder if Executive's employment ceases as a result of Executive's death or permanent disability or Executive resigns without Good Reason.

     7. Executive's Obligations. In exchange for Company providing the above described benefits to Executive, Executive agrees to the following:

     (a) Executive agrees to continue to observe and comply with all company policies during Executive's employment by Company;

     (b) Executive agrees that during the Benefit Period, Executive will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc. or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them;

     (c) During the term of this Agreement, or if longer, the Benefit Period, Executive will not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1995;

     (d) Within two weeks of the effective date of any Termination Event, and prior to receiving any severance compensation from Company in respect of such Termination Event, whether under this Agreement or otherwise, Executive will execute and deliver to Company a Release and a Confidentiality Agreement, each substantially in the form provided to Executive with this Agreement, with such changes as Company might request; and

     (e) In the event of any breach by Executive of the restrictions contained in this Agreement, Company shall have no further obligation to compensate Executive hereunder and

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Executive acknowledges that the harm to Company cannot be
reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

     8. Assumption Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

     9. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Company and Executive; provided that Executive shall not assign any of Executive's rights or duties under this Agreement without the express prior written consent of Company. This Agreement sets forth the parties' entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement. This agreement may be amended only by a written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

     This Agreement shall continue in effect until the Expiration Date provided, however, that if on the Expiration Date monies are then owed by the Company hereunder, then this Agreement shall continue in effect until the Benefit Period shall have expired.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL, INC.

By:_______________________
Its:_______________________

"EXECUTIVE"

__________________________

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